Exhibit 1
Joint Filing Agreement

              The Schedule 13D dated October 3, 2003 (the "Statement") is filed on behalf of each of the following reporting persons: John H. Robison and Robison-Oates Investment Fund, L.L.C. (individually, a "Reporting Person" and collectively, the "Reporting Persons"). Each Reporting Person hereby agrees and consents to the joint filing of the Statement on behalf of each Reporting Person pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Reporting Person represents that he or it, as the case may be, is eligible to file the Statement. Each Reporting Person understands that he or it, as the case may be, is responsible for the timely filing of the Statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Person contained in the Statement; each reporting Person understands that he or it, as the case may be, is not responsible for the completeness or accuracy of the information concerning the other Reporting Person making this filing unless such Reporting Person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement and the filing of the Statement shall not be construed as an admission that either of the Reporting Persons is a member of a "group" consisting of one or more of such Reporting Persons or any other persons for the purposes of Section 13(d) or 13(g) of the Exchange Act.

Dated: October 3, 2003                                                        Robison-Oates Investment Fund, L.L.C.
                                                                                            By: /s/ JOHN H. ROBISON
                                                                                            Name: John H. Robison
                                                                                            Title: Manager

Dated: October 3, 2003                                                        /S/ JOHN H. ROBISON
                                                                                             John H. Robison, individually